EXHIBIT 15

November 5, 2003

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated October 29, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-61936, 333-67266, 333-100179, 333-100180, 333-103429, and 333-107734 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California